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                                                                    EXHIBIT 10.8

               AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

   THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made effective as of the 20th day of June, 2003 by and between Israel Adan, a resident of New York (the "Employee"), and Orbit/FR, Inc., a Delaware corporation (the "Company").

   WHEREAS, Employee has been employed by the Company as its CEO and President since October 2001 pursuant to an Executive Employment Agreement between the Company and the Employee dated as of October 15, 2001 (the "Original Agreement"); and

   WHEREAS, the Company and Employee desire to amend and restate the Original Agreement to reflect certain agreed upon changes to the Employee's compensation..

   NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree to amend and restate the Original Agreement to read in its entirety as follows:

1. Employment and Term. The Company hereby employs Employee, and Employee hereby accepts employment with the Company, as President and CEO (the "Position") for a period (the "Term") commencing on the date hereof and continuing until terminated pursuant to the provisions of Section 8 hereof.

2. Duties. During the Term, Employee shall serve the Company faithfully and to the best of his ability and shall devote his full time, attention, skill and efforts to the performance of the duties required by or appropriate for the Position. Employee will be reporting directly to the company's Chairman, Vice Chairman and Board of Directors.

3. Other Business Activities. During the Term, Employee will not, without the prior written consent of the Board of Directors of the Company in its sole discretion, directly or indirectly engage in any other business activities or pursuits whatsoever, except activities in connection with charitable or civic activities, personal investments and serving as an executor, trustee or in other similar fiduciary capacity; provided, that such activities do not interfere with his performance of his responsibilities and obligations pursuant to this Agreement.

4. Compensation. The Company shall pay Employee, and Employee hereby agrees to accept, as compensation for all services rendered hereunder and for Employee's covenants provided for in Sections 5, 6 and 7 hereof, the compensation set forth in this Section 4.

   4.1. Base Salary. The Company shall pay Employee a base salary at the annual rate of One Hundred Fifty thousand dollars ($150,000) (the "Base Salary"). The Base Salary shall be inclusive of all applicable income and other taxes and charges that are required by law to be withheld by the Company, are requested to be withheld by Employee, and shall be withheld and paid in accordance with the Company's normal payroll practice for its similarly situated employees from time to time in effect. Upon commencement of Employee's employment hereunder, Employee shall be entitled to a special payment in an amount equal $6,667.

   4.2. Bonus Program. Employee may be entitled to an annual bonus (the "Bonus") based upon the achievement (during any calendar year) of such written individual and corporate annual objectives (the "Objectives") as the Board of Directors may from time to time establish. Employee acknowledges that such Objectives may be amended from time to time without Employee's consent. Employee further acknowledges that any Bonus shall be deemed earned on the last day of the applicable calendar year and shall be payable to Employee by the end of the first quarter of the following calendar year, except as expressly otherwise set forth in Section 8 hereof in connection with a pro-rata payment upon termination. Without limiting the generality of the foregoing, Employee shall be entitled to (a) a Bonus in the amount of $15,000 on account of calendar year 2002, and (b) a Bonus on account of calendar year 2003 in the amount of (i) 0.5% of the amount of the Net Operating Profit Improvement (defined below) up to an aggregate of $1 million Net Operating Profit Improvement, plus (ii) 2% of the


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amount of Net Operating Profit Improvement in excess of $1 million and up to
$1.5 million, plus (iii) 2.5% of the amount of Net Operating Profit Improvement in excess of $1.5 million and up to $2 million, plus (iv) 4% of the amount of Net Operating Profit Improvement in excess of $2 million. The term "Net Operating Profit Improvement" means the amount by which the Company's net operating profits in calendar year 2003 improved relative to the Company's net operating profits in 2002. For clarification purposes, a reduction in net operating losses shall also be considered a Net Operating Profit Improvement.

   4.3. Fringe Benefits. Employee shall be entitled to participate in any health, life and disability insurance, 401(k) and other fringe benefit programs (collectively the "Benefits") of the Company to the extent and on substantially similar terms and conditions as are accorded to other executives of the Company and its affiliates (the "Orbit Group"). Provided, that Employee may, subject to applicable laws, waive in writing participation in the Company's health insurance plan and receive, in lieu thereof, an additional compensation at an annual rate of $10,000 (inclusive of all applicable income and other taxes) payable ratably along with each Base Salary payment.

   4.4. Reimbursement of Expenses. Employee shall be reimbursed for all normal items of travel and entertainment and miscellaneous expenses reasonably incurred by him on behalf of Company, provided that such expenses are documented and submitted to the Company all in accordance with the reimbursement policies of the Company as in effect from time to time.

   4.5. Stock Options. Subject to approval by the Company's Board of Directors, Employee shall be granted stock options (the "Options") for 60,000 shares of the Company's common stock. The Options shall vest in three (3) equal annual installments, commencing on the first anniversary hereof, and shall otherwise be subject to all of the terms and conditions of the Company's Employee Stock Option Plan. Provided, that the award of the Options shall provide for an acceleration of vesting upon a change in control (i.e. a change of more than 50% of the beneficial ownership of the Company's capital stock). The Company shall consider whether to grant Employee additional Options in June 2003.

   4.6. Use of Company Car. The Company shall make available to the Employee a car of a standard suitable for his position owned or leased by the Company for the Employee's business and reasonable personal use during the Term. The Company shall be responsible for the cost of insurance and maintenance for the vehicle. The Employee shall be responsible for overseeing the proper maintenance of the vehicle. Employee shall be solely responsible, and shall indemnify the Company, for the payment of any fines, costs or expenses incurred in connection with moving or parking violations (the "Violations") involving the vehicle, other than Violations that occurred while the vehicle was under the control of an employee of the Company (other than Employee) for business purposes only.

   4.7 M&A. In the event of a Change in Control (defined below) of the Company during the term hereof, Employee shall be entitled to a special compensation in an amount equal to five percent (5%) of an amount equal to (i) the aggregate value of consideration paid in the Change in Control to the Company (in the case of an asset sale) or its shareholders (in the case of a merger or a stock sale) (the "Purchase Price"), minus (ii) [$3,000,000] (the "Base Value"). The term "Change in Control" means a change in the majority ownership of the Company, or of substantially all of its business, as a result of a bona-fide acquisition by a third party, and expressly excluding a reorganization involving the Company and its controlling shareholder. In the event of a sale (the "Partial Business Sale") of one or more of the Company's business units (the "Sold BU") to a third party in a bona-fide sale which does not constitute a Change in Control, Employee shall be entitled to a special compensation in an amount equal to five percent (5%) of an amount equal to (x) the aggregate value of consideration paid to the Company in the Partial Business Sale, minus (y) the Relative Base Value. The term "Relative Base Value" means a percentage of the Base Value equal to the percentage of the gross revenues of the Sold BU relative to the gross revenues of the Company during the twelve months immediately preceding the effective date of the Partial Business Sale.

5.       Confidentiality.

   5.1. Employee recognizes and acknowledges that he will obtain Proprietary Information (as hereinafter defined) of the Company and other Orbit Group entities in the course of his employment as an executive employee of the Company. Employee further recognizes and acknowledges that the Proprietary Information is a valuable, special and unique asset of the Company and the Orbit Group. As a result, Employee shall not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third-party or use for his own benefit, or for any purpose other than the


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exclusive benefit of the Company, any confidential, proprietary, business and technical information or trade secrets (the "Proprietary Information") of the Company or any other Orbit Group entity revealed, obtained or developed in the course of his employment with the Company. Proprietary Information shall include, but shall not be limited to, any information relating to methods of production, manufacture and research; computer hardware and software configurations, computer inputs and outputs (regardless of the media on which stored or located) and computer processing systems, techniques, designs, architecture, and interfaces; the identities of, the relationship with, the terms of contracts and agreements with, the needs and requirements of, and the course of dealing with, the respective Orbit Group entities' actual and prospective customers, contractors and suppliers; and any other materials prepared by Employee in the course of his employment by the Company, or prepared by any other employee or contractor of the Orbit Group for the Orbit Group's customers, (including concepts, layouts, flow charts, specifications, know-how, plans, sketches, blueprints, costs, business studies, business procedures, finances, marketing data, methods, plans, personnel information, customer and vendor credit information and any other materials that have not been made available to the general public). Nothing contained herein shall restrict Employee's ability to make such disclosures during the course of the employment as may be necessary or appropriate to the effective and efficient discharge of the duties required by or appropriate for the Position or as such disclosures may be required by law. Furthermore, nothing contained herein shall restrict Employee from divulging or using for his own benefit or for any other purpose any Proprietary Information that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of Employee's breach of this Section 5. Failure by the Company (or any other Orbit Group entity) to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

   5.2. All right, title and interest in and to Proprietary Information shall be and remain the sole and exclusive property of the respective Orbit Group entity. During the Term, Employee shall not remove from the Company's offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for the Position and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose. Employee shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever except as may be necessary in the discharge of the assigned duties and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which he may have access or with which for any reason he may become familiar, except as disclosure shall be necessary in the performance of the duties; and upon the termination of his employment with the Company, he shall return to the Company all originals and copies of the foregoing then in the possession, whether prepared by Employee or by others.

6.       Assignment of Developments

   6.1. If at any time or times during Employee's employment with the Company, he shall (either alone or with others) make, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called "Developments") that
(i) relates to the then current business of the Company or any then current customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company, (ii) results from tasks assigned me by the Company or (iii) results from any use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and Employee shall promptly disclose to the Company (or any persons designated by it) each such Development and Employee hereby assigns any rights he may have or acquire in the Developments, and benefits and/or rights resulting therefrom, to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company.

   6.2. Upon disclosure of each Development to the Company, Employee will, during his employment with the Company, and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require (i) to apply for, obtain and vest in the name


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of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

   6.3. In the event the Company is unable, after all diligent effort, to secure Employee's signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Employee's physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designate and appoint the Company through its duly authorized president as his agent and attorney-in-fact, to act for and in his behalf and stead solely to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous intellectual property protection thereon with the same legal force and effect as if executed by him.

7.       Covenant not to Compete.

   7.1. Employee shall not, during the Term and for a period of two (2) years after termination hereof for any reason whatsoever (the "Restricted Period"), do any of the following directly or indirectly without the prior written consent of the Company in its sole discretion:

   7.1.1. engage or participate, directly or indirectly, in any business activity competitive with the business of the Company or any other Orbit Group entity (collectively the "Business") as conducted during the Term;

   7.1.2. become interested (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) in any person, firm, corporation, association or other entity engaged in any business that is competitive with the Business as conducted during the Term, or become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any portion of the business of any person, firm, corporation, association or other entity where such portion of such business is competitive with the Business as conducted during the Term (notwithstanding the foregoing, Employee may hold not more than one percent (1%) of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in activities competitive with the Business as conducted during the Term);

   7.1.3. solicit or call on, either directly or indirectly, any (i) customer with whom the Company shall have dealt at any time during the Term, or (ii) supplier with whom the Company shall have dealt at any time during the one (1) year period immediately preceding the termination of Employee's employment hereunder;

   7.1.4. influence or attempt to influence any supplier, customer or potential customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; or

   7.1.5. influence or attempt to influence any person either (i) to terminate or modify the employment, consulting, agency, distributorship or other arrangement with the Company or the Orbit Group, or (ii) to employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company or the Orbit Group as an employee, consultant, agent or distributor of the Company or the Orbit Group at any time during the one (1) year period immediately preceding the termination of Employee's employment hereunder.

   7.2. Employee acknowledges that he has carefully read and considered the provisions of this Section 7. Employee acknowledges that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the Business, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits in connection with the payment by the Company of the compensation set forth in Section 4 to justify such restrictions, which restrictions Employee does not believe would prevent him from earning a living in businesses that are not competitive with the Business and without otherwise violating the restrictions set forth herein.

   7.3. Any reference to the "Company" in Section 7.1 above shall mean the Company and its subsidiaries, individually and collectively, as appropriate in context.


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8.       Early Termination. Employee's employment hereunder may be terminated during the Term upon the occurrence of any one of the events described in this
Section 8. Upon termination, Employee shall be entitled only to such compensation and benefits as described in this Section 8.

         8.1. Termination for Disability.

   8.1.1. In the event of the disability of Employee such that Employee is unable to perform the duties and responsibilities hereunder to the full extent required by this Agreement by reasons of illness, injury or incapacity for a period of more than ninety (90) consecutive days or more than one hundred eighty
(180) days, in the aggregate, during any twenty four (24) months period, Employee's employment hereunder may be terminated by the Company by written notice to Employee.

   8.1.2. In the event of a termination of Employee's employment hereunder pursuant to Section 8.1.1, Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary, Benefits and a pro-rata amount (as determined in good faith by the Company's Board of Directors) of the Bonus applicable to the then calendar year. Except as specifically set forth in this Section 8.1, the Company shall have no liability or obligation to Employee hereunder by reason of such termination, except that Employee shall be entitled to receive any payment prescribed under any disability benefits plan in which he is a participant as an employee of the Company, and to exercise any rights afforded under any other benefit plan then in effect.

   8.2. Termination by Death. In the event that Employee dies during the Term, Employee's employment hereunder shall be terminated thereby and the Company shall pay to Employee's executors, legal representatives or administrators an amount equal to the accrued and unpaid (as of the effective date of such termination) Base Salary, Benefits and a pro-rata amount (as determined in good faith by the Company's Board of Directors) of the Bonus applicable to the then calendar year. Except as specifically set forth in this Section 8.2, the Company shall have no liability or obligation hereunder to Employee's executors, legal representatives, administrators, heirs or assigns (or any other person claiming under or through him by reason of Employee's death), except that Employee's executors, legal representatives or administrators will be entitled to receive the payment prescribed under any death or disability benefits plan in which he is a participant as an employee of the Company, and to exercise any rights afforded under any benefit plan then in effect.

         8.3. Termination for Cause.

   8.3.1. The Company may terminate Employee's employment hereunder at any time for "cause" upon written notice to Employee. For purposes of this Agreement, "cause" shall mean:

                           8.3.1.1 any breach by Employee of any of the
covenants under Sections 5, 6 or 7 of this Agreement;

                           8.3.1.2 Employee has been grossly negligent or has
committed willful misconduct in carrying out his duties hereunder and either continues to be grossly negligent or commit willful misconduct for a period of, or fails to cure the results of his gross negligence or willful misconduct within, 30 days after written notice from the Company to Employee thereof;

                           8.3.1.3 conduct of Employee  involving  any type of
insubordination, or disloyalty to the Company, or willful misconduct with respect to the Company, including without limitation fraud, embezzlement, theft or proven dishonesty in the course of the employment;

                           8.3.1.4 conviction of a felony or other criminal act
punishable by more than one (1) year in prison; and

                           8.3.1.5 commission by Employee of an intentional
tort or an act involving moral turpitude or constituting fraud.

   8.3.2. In the event of a termination of Employee's employment hereunder pursuant to Section 8.3 Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary and Benefits. All Base


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Salary and Benefits shall cease at the time of such termination. Employee shall not be entitled to receive any Bonus (whether or not then earned) for (i) the then calendar year, and (ii) the calendar year in which the event giving rise to the termination for "cause" occurred. Except as specifically set forth in this
Section 8.3, the Company shall have no liability or obligation to Employee hereunder by reason of such termination.

         8.4. Termination Without Cause.

   8.4.1. The Company may terminate Employee's employment hereunder at any time, for any reason whatsoever, with or without cause, effective upon the date designated by the Company upon one hundred and eighty (180) days (the "Notice Period") prior written notice to Employee.

   8.4.2. In the event of a termination of Employee's employment hereunder pursuant to Section 8.4, Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary, Benefits, use of company car (or economic value thereof) and a pro-rata amount (as determined in good faith by the Company's Board of Directors) of the Bonus applicable to the then calendar year. Employee shall further be deemed to have a vested interest in such portion of the Options equal to the number of months from the date hereof until the effective date of termination of his employment hereunder, divided by 36. Except as specifically set forth in this Section 8.4, the Company shall have no liability or obligation to Employee hereunder by reason of such termination.

   8.4.3. During the Notice Period, Employee (i) shall not be entitled to retain the Position, and (ii) shall cooperate in good faith with the Company in transitioning the duties of the Position to one or more successors as determined by the Board of Directors or the Chairman.

   8.4.4. The Company shall be deemed to have effected a termination of Employee's employment under this Section 8.4 in the event of a Change in Control (defined above). The Notice Period shall commence upon the effective date of the Change in Control.

   8.4.5. The Company may, at its sole discretion, in lieu of continuing the Employee's employment during the Notice Period (or any part thereof) terminate the Employee's employment immediately during the Notice Period by written notice to the Employee, and pay the Employee, as liquidated damages, an amount equal to the Base Salary, Bonus, Benefits and other payments which the Employee would have been entitled to had his employment continued from the date of such termination until a date (the "Last Payment Date") which is the earlier of (i) the end of the Notice Period or (ii) the date on which the Employee commences a new employment. Any such payment shall be made on such dates, and in such form, as would have been made had the Employee's employment continued through the Last Payment Date. For the purpose of vesting of Options, the termination of the Employee's employment hereunder shall be deemed to occur on the Last Payment Date notwithstanding an earlier termination pursuant to this section 8.4.5.8.5. Termination By Employee.

   8.5.1. Employee may terminate Employee's employment hereunder at any time for any reason effective upon the date designated by Employee in written notice of the termination of the employment hereunder pursuant to this Section 8.5; provided that, such date shall be at least ninety (90) days after the date of such notice.

   8.5.2. In the event of a termination of Employee's employment hereunder pursuant to Section 8.5 hereof, Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary and Benefits. All Base Salary and Benefits shall cease at the time of such termination, subject to the terms of any benefit plan then in force and applicable to Employee. Employee shall not be entitled to receive any Bonus on account of the then current year. Except as specifically set forth in this
Section 8.5, the Company shall have no liability or obligation to Employee hereunder by reason of such termination.

9.       Representations, Warranties and Covenants of Employee.

   9.1. Employee represents and warrants to the Company that:

   9.1.1. There are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful Employee's execution of this Agreement or Employee's employment hereunder, or which is or would be inconsistent or in conflict with this Agreement or Employee's employment hereunder, or would prevent, limit or impair in any way the performance by Employee of the obligations hereunder;


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   9.1.2. Employee has disclosed to the Company all restraints, confidentiality commitments or other employment restrictions that he has with any other employer, person or entity; and

10. Survival of Provisions. The provisions of this Agreement set forth in Sections 5, 6, 7, 9, 10, 16 and 19 hereof shall survive the termination of Employee's employment hereunder for any reason whatsoever.

11. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Employee and their respective successors, executors, administrators, heirs and/or permitted assigns; provided that neither Employee nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other parties hereto; except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise, provided that such successor assumes in writing all of the obligations of the Company under this Agreement.

12. Notice. Any notice hereunder by either party shall be given by personal delivery or by sending such notice by certified mail, return-receipt requested, or telecopied, addressed or telecopied, as the case may be, to the other party at its address set forth below or at such other address designated by notice in the manner provided in this section. Such notice shall be deemed to have been received upon the date of actual delivery if personally delivered or, in the case of mailing, two (2) days after deposit with the U.S. mail, or, in the case of facsimile transmission, when confirmed by the facsimile machine report.

                  If to Employee:

                           Israel Adan
                           149 Finucane Pl.
                           Woodmere,  NY 11598

                  If to the Company:

                           Orbit/FR, Inc.
                           Att: Chairman
                           506 Prudential Road
                           Horsham, PA 19047

                  With a copy to:

                           Benjamin Strauss, Esquire
                           Pepper Hamilton LLP
                           1201 Market Street
                           Suite 1600
                           Wilmington, DE 19801

13. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of Employee with the Company. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

14. Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

15. Governing Law. This Agreement shall be construed and enforced in accordance with the substantive laws of the State of Delaware, without regard to the principles of conflicts of laws of any jurisdiction.

16. Invalidity. If any provision of this Agreement shall be determined to be void, invalid, unenforceable or illegal for any reason, the validity and enforceability of all of the remaining provisions hereof shall not be affected thereby. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such amendment to apply only to the operation of such provision in the particular jurisdiction in which such adjudication is made; provided that, if any provision contained in this Agreement shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction, such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made.

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17.      Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

18. Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and legal holidays; provided that, if the final day of any time period falls on a Saturday, Sunday or day which is a legal holiday in the location of the principal place of business of the Company, then such final day shall be deemed to be the next day which is not a Saturday, Sunday or legal holiday.

19.      Specific Enforcement; Extension of Period.

   19.1. Employee acknowledges that the restrictions contained in Sections 5, 6, and 7 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions. Employee also acknowledges that any breach by him of Sections 5, 6, or 7 hereof will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. Employee shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by Employee, the Company shall have the right to enforce the provisions of Sections 5, 6, and 7 of this Agreement by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.

   19.2. The periods of time set forth in Section 7 hereof shall not include, and shall be deemed extended by, any time required for litigation to enforce the relevant covenant periods, provided that the Company is successful on the merits in any such litigation. The "time required for litigation" is herein defined to mean the period of time from the earlier of Employee's first breach of such covenants or service of process upon Employee through the expiration of all appeals related to such litigation.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

   IN WITNESS WHEREOF, the parties have caused this Agreement to be executed UNDER SEAL as of the day and year first written above.

Orbit/FR, Inc.                             Israel Adan

By:______________________[SEAL]     ______________________[SEAL]
      Zeev Stein,  Chairman